Exhibit 99.1

INTERVEST BANCSHARES CORPORATION

Reports Earnings of $2.6 Million or $0.12 Per Share for 2011 Third Quarter

Business Editors – New York – (Business Wire – October 17, 2011)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA), parent company of Intervest National Bank, today reported its 2011 third quarter financial results. Financial highlights follow.

•

Net earnings amounted to $2.6 million, or $0.12 per diluted common share, for the third quarter of 2011 (“Q3-11”), compared to net earnings of $2.5 million, or $0.12 per share, for the second quarter of 2011 (“Q2-11”) and a net loss of $0.7 million, or $0.07 per share for the third quarter of 2010 (“Q3-10”). Earnings before deducting provisions for loan and real estate losses, real estate expenses, income taxes and preferred dividend requirements were $8.9 million in Q3-11, compared to $7.8 million in Q2-11 and $4.9 million in Q3-10.

•	The net interest margin was 2.13% for Q3-11, compared to 2.24% for Q2-11 and 1.98% for Q3-10.

•

Nonaccrual loans and real estate owned (REO) totaled $87 million at September 30, 2011, compared to $71 million at June 30, 2011 and $80 million at December 31, 2010. Nonaccrual loans include certain restructured loans (TDRs) that are current and performing in accordance with their renegotiated terms, but are classified nonaccrual based on regulatory guidance. At September 30, 2011, such loans totaled $37 million and were yielding 4.71%, compared to $33 million yielding 4.43% at June 30, 2011 and $21 million yielding 2.98% at December 31, 2010.

•

The total provision for loan and real estate losses amounted to $2.9 million in Q3-11, compared to $2.0 million in Q2-11 and $4.6 million in Q3-10. The allowance for loan losses was 2.70% of total outstanding loans at September 30, 2011, compared to 2.54% at June 30, 2011 and 2.61% at December 31, 2010.

•

Noninterest expenses amounted to $3.6 million in Q3-11, compared to $4.1 million in Q2-11 and $5.2 million in Q3-10. The Company’s efficiency ratio, which is a measure of its ability to control expenses as a percentage of its revenues, improved to 29% in Q3-11, from 35% in Q2-11 and 51% in Q3-10.

•

Intervest National Bank’s regulatory capital ratios at September 30, 2011 were well above its minimum requirements and were as follows: Tier One Leverage - 10.62%; Tier One Risk-Based - 15.28%; and Total Risk-Based Capital - 16.54%. The Bank’s minimum required capital ratios as per its agreement with its regulator are 9%, 10% and 12%, respectively.

•	Common book value per share increased to $7.94 at September 30, 2011.

Net earnings for Q3-11 increased by $3.3 million over Q3-10 due to the following: a $2.0 million increase in noninterest income primarily from loan prepayments, including $0.9 million of income from one loan; a $1.7 million decrease in the total provision for loan and real estate losses resulting from fewer credit rating downgrades on loans and writedowns of REO; a $1.6 million decrease in noninterest expenses reflecting decreases of $0.8 million in FDIC insurance premiums, $0.7 million in data processing costs and $0.2 million in professional fees; a $0.5 million decrease in real estate expenses primarily reflecting less REO and a $0.3 million increase in net interest and dividend income (as described below). The total of these items was partially offset by a $2.8 million increase in income tax expense (due to pre-tax income of $5.8 million in Q3-11 versus a $0.3 million loss in Q3-10). The effective tax rate was 47% in Q3-11 versus 25% in Q3-10. The 2010 rate was negatively impacted to a greater degree by a deductibility limit on certain executive compensation resulting from IBC’s participation in the TARP program.

The increase in net interest and dividend income over Q3-10 reflected a 15 basis point improvement in the net interest margin, partially offset by a planned decrease in the Bank’s assets and liabilities as well as decreased lending opportunities. In Q3-11 total average interest-earning assets decreased by $82 million from Q3-10, reflecting a $155 million decrease in loans, partially offset by an $81 million increase in security investments. At the same time, average deposits and borrowed funds decreased by $103 million and $15 million, respectively, while average stockholders’ equity increased by $28 million (primarily from a common stock offering completed in October 2010). The decrease in average assets positively impacted the Bank’s regulatory capital ratios.

The higher net interest margin was attributable to lower rates paid on deposits (particularly CDs) and the ongoing repayment of maturing higher-cost brokered CDs and FHLB borrowings, largely offset by the negative impact from the net decrease in the loan portfolio. Overall, the yield on average earning assets decreased by 22 basis points to 4.74% in Q3-11, from 4.96% in Q3-10, due to the impact of payoffs of higher yielding loans and calls of security investments due to declining interest rates, coupled with the re-investment of a large portion of these cash inflows into securities at lower interest rates. The average cost of funds decreased at a faster pace by 34 basis points to 2.81% in Q3-11, from 3.15% in Q3-10, due to the factors noted above.

Net earnings for the first nine months of 2011 amounted to $6.8 million, or $0.32 per diluted common share, compared to a net loss of $55.4 million, or $6.39 per share for the same 2010 period. The improvement resulted from a $105.3 million decrease in the total provision for loan and real estate losses, a $2.7 million decrease in real estate expenses, a $2.3 million increase in noninterest income and a $2.1 million decrease in noninterest expenses, the total of which was partially offset by a $2.3 million decrease in net interest and dividend income and a $47.9 million increase in income tax expense. The net loss in the 2010 period was primarily driven by a bulk sale in May of nonperforming and underperforming assets as discussed in prior releases. The assets sold aggregated to $207 million and consisted of $192 million of loans and $15 million of REO. The assets were sold at a substantial discount to their net carrying values. As a result of this transaction, a $79 million combined provision for loan and real estate losses was recorded, which after taxes contributed approximately $44 million, or 79%, to the reported loss. The reasons for the changes in the other factors noted are similar to those described earlier regarding the quarterly variances. At September 30, 2011, the Company had a net deferred tax asset totaling $41.1 million, which included unused net operating loss carryforwards (NOLs) of $40 million for Federal purposes and $72 million for state and local purposes. The NOLs, which arose from the bulk sale, are available to reduce taxes payable on future taxable income.

Total assets at September 30, 2011 decreased to $1.99 billion from $2.07 billion at December 31, 2010, primarily reflecting a decrease in loans, partially offset by an increase in security investments. Loans totaled $1.20 billion at September 30, 2011, a $138 million decrease from $1.34 billion at December 31, 2010. The decrease reflected $180.1 million of principal repayments (resulting from payoffs and amortization), $7.6 million of loan chargeoffs and $1.7 million transferred to REO, partially offset by $50.3 million of new originations. New loan originations for the first nine months of 2010 amounted to $46 million.

Nonaccrual loans and REO aggregated to $87 million, or 4.4% of total assets, at September 30, 2011, compared to $80 million, or 3.9%, at December 31, 2010. Nonaccrual loans totaled $60 million at September 30, 2011 and $53 million at December 31, 2010 and included $37 million (9 loans) and $21 million (6 loans) of performing TDRs at each date, respectively. The increase in TDRs was primarily due to a $14.8 million nonaccrual loan restructured in June, which included $0.5 million of past due interest recovered as part of the settlement. The new terms call for interest payments at 5% in year one, increasing thereafter at predetermined amounts. All TDRs classified as nonaccrual have performed as agreed under their renegotiated terms and interest income is being recorded on a cash basis. In the first nine months of 2011, based on updated appraisals received on the underlying collateral properties, we charged off a portion ($4.7 million in principal) of five TDRs. The borrowers remain obligated to pay all principal amounts due. The Company does not own or originate construction/development loans.

The allowance for loan losses at September 30, 2011 was $32.4 million, representing 2.70% of total net loans, compared to $34.8 million, or 2.61%, at December 31, 2010. The overall allowance included specific reserves for impaired loans (comprised of all of our nonaccrual loans as well as accruing TDRs) at each date totaling $7.2 million.

Securities held to maturity increased by $63.8 million to $678.1 million at September 30, 2011 from $614.3 million at December 31, 2010, due to new purchases exceeding calls and maturities. The growth in the security investments has been a function of decreased lending opportunities. At September 30, 2011, the portfolio, comprised mainly of U.S. government agency debt securities, had a weighted-average yield to earliest call date of 1.47% and a weighted-average remaining contractual maturity of 4.9 years. The Bank invests in U.S. government agency debt obligations to emphasize safety and liquidity, and does not own or invest in collateralized debt obligations, collateralized mortgage obligations or derivatives.

Deposits at September 30, 2011 decreased to $1.68 billion from $1.77 billion at December 31, 2010, primarily reflecting an $89 million decrease in CD accounts. Borrowed funds and related interest payable at September 30, 2011 decreased to $78 million, from $85 million at December 31, 2010, due to the maturity and repayment of $8 million of FHLB borrowings, partially offset by a $1.7 million increase in accrued interest payable on trust preferred securities. As required by our regulators and as permitted by the underlying documents, since February 2010 we have suspended the payment of interest on $55 million of trust preferred securities as well as the declaration and payment of TARP dividends on $25 million of preferred stock held by the U.S. Treasury. Stockholders’ equity increased to $194 million at September 30, 2011 from $186 million at December 31, 2010, due to $8 million of net earnings before preferred dividend requirements.

Intervest Bancshares Corporation (IBC) is a bank holding company. Its principal operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA. This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: the regulatory agreements to which IBC and INB are currently subject to and any operating restrictions arising there from including availability of regulatory approvals or waivers; changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising there from; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize deferred tax assets, including NOLs; and our ability to attract and retain key members of management. Reference is made to IBC’s filings with the SEC for further discussion of risks and uncertainties regarding our business. Historical results are not necessarily indicative of our future prospects.

Contact: Lowell S. Dansker, Chairman; Phone 212-218-2800 Fax 212-218-2808.

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)	Quarter Ended September 30,		Nine-Months Ended September 30,
Selected Operating Data:	2011	2010	2011	2010
Interest and dividend income	$23,160	$25,265	$70,671	$82,325
Interest expense	12,729	15,180	39,016	48,385

Net interest and dividend income	10,431	10,085	31,655	33,940
Provision for loan losses	2,191	1,598	4,978	98,770
Noninterest income	2,004	7	3,334	1,037
Noninterest expenses:
Provision for real estate losses	701	2,984	1,979	13,505
Real estate expenses	121	665	1,000	3,762
All other noninterest expenses	3,578	5,163	12,087	14,182

Earnings (loss) before income taxes	5,844	(318)	14,945	(95,242)
Provision (benefit) for income taxes	2,771	(78)	6,833	(41,075)

Net earnings (loss) before preferred dividend requirements	3,073	(240)	8,112	(54,167)
Preferred dividend requirements (1)	435	421	1,290	1,245

Net earnings (loss) available to common stockholders	$2,638	$(661)	$6,822	$(55,412)

Basic earnings (loss) per common share	$0.12	$(0.07)	$0.32	$(6.39)
Diluted earnings (loss) per common share	$0.12	$(0.07)	$0.32	$(6.39)

Average shares used for basic and diluted earnings (loss) per share (2)	21,126,489	9,120,812	21,126,489	8,672,460
Common shares outstanding at end of period	21,126,489	9,120,812	21,126,489	9,120,812
Common stock options/warrants outstanding at end of period	1,045,422	1,018,122	1,045,422	1,018,122

Yield on interest-earning assets	4.74%	4.96%	4.85%	5.14%
Cost of funds	2.81%	3.15%	2.90%	3.25%
Net interest margin	2.13%	1.98%	2.17%	2.12%

Return on average assets (annualized)	0.60%	-0.05%	0.53%	-3.23%
Return on average common equity (annualized)	7.31%	-0.68%	6.54%	-42.89%
Effective income tax rate	47%	25%	46%	43%
Efficiency ratio (3)	29%	51%	35%	41%

Average loans outstanding	$1,228,049	$1,382,753	$1,281,126	$1,533,305
Average securities outstanding	705,291	624,197	653,943	586,284
Average short-term investments outstanding	6,179	14,690	13,204	20,973
Average assets outstanding	2,036,412	2,127,002	2,037,215	2,233,547

Average interest-bearing deposits outstanding	$1,716,529	$1,819,907	$1,720,306	$1,889,498
Average borrowings outstanding	78,148	92,801	79,678	100,671
Average stockholders’ equity	192,314	164,288	189,396	192,008

Selected Financial Condition Information:	At Sep 30, 2011	At Jun 30, 2011	At Mar 31, 2011	At Dec 31, 2010	At Sep 30, 2010
Total assets	$1,991,245	$2,050,379	$2,014,125	$2,070,868	$2,104,098
Cash and short-term investments	36,798	14,461	29,079	23,911	13,815
Securities held to maturity	678,118	691,334	589,940	614,335	613,844
Loans, net of unearned fees	1,199,770	1,252,128	1,300,546	1,337,326	1,363,312
Allowance for loan losses	32,365	31,772	32,400	34,840	32,250
Allowance for loan losses/net loans	2.70%	2.54%	2.49%	2.61%	2.37%
Deposits	1,678,003	1,735,292	1,706,630	1,766,083	1,806,834
Borrowed funds and accrued interest payable	78,156	82,634	82,072	84,676	89,135
Preferred stockholder’s equity	24,141	24,045	23,948	23,852	23,755
Common stockholders’ equity	170,164	167,109	164,243	162,108	140,317
Common book value per share (4)	7.94	7.81	7.69	7.61	15.26

Loan chargeoffs for the quarter	$1,667	$1,374	$4,513	$386	$298
Loan recoveries for the quarter	69	4	28	283	600
Real estate chargeoffs for the quarter	—	—	—	2,970	912
Security impairment writedowns for the quarter	96	—	105	351	293

Nonaccrual loans (5)	$59,707	$45,352	$45,192	$52,923	$38,560
Real estate owned, net of valuation allowance	27,005	25,786	27,064	27,064	38,792
Investment securities on a cash basis	4,379	4,475	4,475	2,318	2,670
Accruing troubled debt restructured (TDR) loans (6)	5,601	5,619	5,630	3,632	617
Loans 90 days past due and still accruing	8,571	4,594	3,879	7,481	16,865
Loans 31-89 days past due and still accruing	939	7,704	21,785	11,364	5,264

(1)	Represents dividend requirements on cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(2)	Outstanding options/warrants were not dilutive for the reporting periods.
(3)	Represents noninterest expenses (excluding provisions for real estate losses & real estate expenses) as a percentage of net interest and dividend income plus noninterest income.
(4)	Represents common stockholders’ equity less preferred dividends in arrears ($2.4 million at September 30, 2011 and $1.4 million at December 31, 2010) divided by common shares outstanding.
(5)	Include performing TDRs maintained on nonaccrual status of $37 million, $33 million, $18 million, $21 million and $22 million, respectively.
(6)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Nine-Months Ended Sep 30, 2011	Year Ended Dec 31, 2010	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007
Balance Sheet Highlights:
Total assets	$1,991,245	$2,070,868	$2,401,204	$2,271,833	$2,021,392
Cash and short-term investments	36,798	23,911	7,977	54,903	33,086
Securities held to maturity	678,118	614,335	634,856	475,581	344,105
Loans, net of unearned fees	1,199,770	1,337,326	1,686,164	1,705,711	1,614,032
Allowance for loan losses	32,365	34,840	32,640	28,524	21,593
Allowance for loan losses/net loans	2.70%	2.61%	1.94%	1.67%	1.34%
Deposits	1,678,003	1,766,083	2,029,984	1,864,135	1,659,174
Borrowed funds and accrued interest payable	78,156	84,676	118,552	149,566	136,434
Preferred stockholder’s equity	24,141	23,852	23,466	23,080	—
Common stockholders’ equity	170,164	162,108	190,588	188,894	179,561
Common book value per share (1)	7.94	7.61	23.04	22.84	22.23
Market price per common share	2.68	2.93	3.28	3.99	17.22

Asset Quality Highlights
Nonaccrual loans	$59,707	$52,923	$123,877	$108,610	$90,756
Real estate owned, net of valuation allowance	27,005	27,064	31,866	9,081	—
Investment securities on a cash basis	4,379	2,318	1,385	—	—
Accruing troubled debt restructured loans (2)	5,601	3,632	97,311	—	—
Loans past due 90 days and still accruing	8,571	7,481	6,800	1,964	11,853
Loans past due 31-89 days and still accruing	939	11,364	5,925	18,943	25,122
Loan chargeoffs	7,554	100,146	8,103	4,227	—
Loan recoveries	101	883	1,354	—	—
Real estate chargeoffs	—	15,614	—	—	—
Impairment writedowns on security investments	201	1,192	2,258	—	—

Statement of Operations Highlights:
Interest and dividend income	$70,671	$107,072	$123,598	$128,497	$131,916
Interest expense	39,016	62,692	81,000	90,335	89,653

Net interest and dividend income	31,655	44,380	42,598	38,162	42,263
Provision for loan losses	4,978	101,463	10,865	11,158	3,760
Noninterest income	3,334	2,110	297	5,026	8,825
Noninterest expenses:
Provision for real estate losses	1,979	15,509	2,275	518	—
Real estate expenses	1,000	4,105	4,945	4,281	489
All other noninterest expenses	12,087	19,069	19,864	14,074	12,387

Earnings (loss) before income taxes	14,945	(93,656)	4,946	13,157	34,452
Provision (benefit) for income taxes	6,833	(40,348)	1,816	5,891	15,012

Net earnings (loss) before preferred dividend requirements	8,112	(53,308)	3,130	7,266	19,440
Preferred dividend requirements (3)	1,290	1,667	1,632	41	—

Net earnings (loss) available to common stockholders	$6,822	$(54,975)	$1,498	$7,225	$19,440

Basic earnings (loss) per common share	$0.32	$(4.95)	$0.18	$0.87	$2.35
Diluted earnings (loss) per common share	$0.32	$(4.95)	$0.18	$0.87	$2.31

Average common shares used to calculate:
Basic earnings (loss) per common share	21,126,489	11,101,196	8,270,812	8,259,091	8,275,539
Diluted earnings (loss) per common share	21,126,489	11,101,196	8,270,812	8,267,781	8,422,017
Common shares outstanding	21,126,489	21,126,489	8,270,812	8,270,812	8,075,812

Net interest margin (4)	2.17%	2.11%	1.83%	1.79%	2.11%
Return on average assets	0.53%	-2.42%	0.13%	0.34%	0.96%
Return on average common equity	6.54%	-32.20%	1.65%	3.94%	11.05%
Effective income tax rate	46%	43%	37%	45%	44%
Efficiency ratio (5)	35%	41%	46%	33%	24%

(1)	Represents common stockholders’ equity less preferred dividends in arrears ($2.4 million at September 30, 2011 and $1.4 million at December 31, 2010) divided by common shares outstanding.
(2)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments.
(3)	Represents dividend requirements on cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(4)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.31%, 2.18%, 1.81%, 1.95% and 2.57%, respectively.
(5)	Represents noninterest expenses (excluding provisions for real estate losses and real estate expenses) as a percentage of net interest and dividend income plus noninterest income.